Exhibit 10.58

POWERWAVE TECHNOLOGIES EXECUTIVE OFFICER CASH COMPENSATION PLAN

ARTICLE I.

PURPOSE

Section 1.1 Purpose of the Plan. The purpose of this Cash Compensation Plan (“Plan”) is to increase stockholder value and to further the growth and financial success of Powerwave Technologies, Inc. (the “Company”) and its subsidiaries by offering performance incentives designed to attract, retain and motivate the executive officer of the Company.

ARTICLE II.

ADMINISTRATION

Section 2.1 Administration of the Plan.

(a) The Plan will be administered by the Compensation Committee. Each member of the Compensation Committee shall be a member of the Board of Directors of the Company (the “Board,”) a “non-employee director” as defined by Rule 16b-3 of the Securities Exchange Act of 1934, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

(b) The Compensation Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Compensation Committee to carry out its functions as described in the Plan. Subject to the provisions of the Plan, the Compensation Committee has authority in its discretion to select the eligible employees to whom, and the time or times at which, Performance Awards shall be granted, the Performance Criteria utilized to measure the value of Performance Awards and such other terms and conditions applicable to each individual Performance Award as the Compensation Committee shall determine. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Compensation Committee under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Compensation Committee.

(c) Subject to the express provisions of the Plan, the Compensation Committee has the authority to interpret the Plan, to determine the terms and conditions of Awards and to make all other determinations necessary or advisable for the administration of the Plan.

ARTICLE III.

PERFORMANCE AWARDS

Section 3.1 Performance Awards. Any eligible employee selected by the Compensation Committee (“Participant”) may be granted a performance award (“Performance Award.”) Within the first forty-five (45) days of any performance period, the Compensation Committee, in its sole discretion, shall determine the dates of the performance period, the performance goals for each Participant, the method for evaluating performance for the performance period, the method for determining the Performance Award for each Participant, and the time of payment of the Performance Award. The specific terms and conditions of each Performance Award shall be set forth in a written statement evidencing the grant of such Performance Award.

Section 3.2 Performance Goals. In determining the performance goals (“Performance Goals”) for each Participant, the Compensation Committee may select one or more business criteria permitted as Performance Goals and one or more levels of performance with respect to each such criteria, as selected by the Compensation Committee. The Compensation Committee may provide that a Performance Goal is to be measured over a performance period on a periodic, annual, cumulative or average basis, and the Compensation Committee may apply a weighting of Performance Goals to determine a performance factor to apply to each Participant’s award payable at the end of the Performance Period. The selection and weighting of Performance Goals may be changed from time to time by the Compensation Committee.

Section 3.3 Payment of Award. Payment of a Performance Award will be made to the Participant in cash. Performance Awards shall be paid at such time as designated by the Compensation Committee following the closing of a Performance Period to Participants who are employed by the Company on the payment date. In order to be eligible to receive a Performance Award the Participant must be an employee of the Company at the time the Performance Award is paid in cash. Also, a Participant must be an employee for a minimum of forty-five (45) days prior to the end of a Performance Period to be eligible to receive payment of a Performance Award.

Section 3.4 Expiration of Performance Award. If a Participant’s employment with the Company is terminated for any reason prior to the payment date, all of the Participant’s rights under the Performance Award shall expire and terminate unless otherwise determined by the Compensation Committee.

ARTICLE IV.

TERM AND AMENDMENT OF PLAN

Section 4.1 Effective Date and Term. The Plan has been adopted by the Board of Directors effective as of November 13, 2007 (the “Effective Date”). The term of the Plan shall continue until the 5th anniversary of the Effective Date, unless sooner terminated by the Board. No new awards may be made after the termination of the Plan, but termination of the Plan shall not effect outstanding Performance Awards.

Section 4.2 Amendment. The Board may, at any time, amend, suspend or terminate the Plan. Without the consent of the Participant, no amendment, suspension or termination of the Plan shall affect any Performance Award made prior to the date of such amendment, suspension or termination of the Plan.

ARTICLE V.

MISCELLANEOUS

Section 5.1 No Employment Rights Conferred. Nothing in this Plan or any Performance Award granted hereunder shall confer upon any employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate his or her employment at any time. No Performance Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise. No Participant shall have any claim to a Performance Award until it is actually granted and paid under the Plan. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

Section 5.2 Withholding. The Compensation Committee may cause to be made, as a condition precedent to the payment of any Performance Award, or otherwise, appropriate arrangements with the Participant for the withholding of any federal, state, local, or foreign taxes.

Section 5.3 Applicable Laws. The Plan, the grant of Performance Awards and the payment of Performance Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required.

Section 5.4 Binding Effect. The terms of the Plan shall be binding upon the Company and its successors and assigns.

Section 5.5 Headings. The Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

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